PERFORMANCE SHARE UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
UNDER THE CAMDEN NATIONAL CORPORATION
AMENDED AND RESTATED
LONG-TERM PERFORMANCE SHARE UNIT PLAN

Name of Grantee:	[GRANTEE NAME]

No. of Performance Share Units:	[# UNITS (# of Shares payable at Target)]

Grant Date:	[GRANT DATE]

Long-Term Performance Period:	[January 1, ____ - December 31, _____]

Pursuant to the Camden National Corporation Amended and Restated Long-Term Performance Share Unit Plan, filed with the Commission on May 4, 2020 (the “LTIP”), Camden National Corporation (the “Company”) hereby grants, as of the Grant Date set forth above, an award of the target number of Performance Share Units listed above (an “Award”) to the Grantee named above. Each Award (measured at target) shall relate to one share of Common Stock, no par value per share (the “Stock”) of the Company and may pay out below, at or above target, depending on whether achievement of performance is determined to be at threshold, target or superior performance. Unless otherwise determined by the Compensation Committee (the “Committee”), no amounts will be payable under this Award if performance is determined by the Committee to be below threshold.

1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Award has vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the LTIP and this Agreement.

2.Vesting of Performance Share Units. The Award shall vest on the Vesting Date so long as the Grantee remains an employee of the Company or a Subsidiary on such Vesting Date; provided, however, that the Award vests only if and to the extent that the pre-established three-year performance targets are achieved as outlined in the LTIP. The Vesting Date for the Award is the third anniversary of the Grant Date.

3.Termination of Employment. If the Grantee’s employment with the Company and its Subsidiaries terminates prior to the satisfaction of the vesting conditions as set forth in Paragraph 2 for any reason, with the exception of Retirement as defined in the LTIP, any Awards that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Awards.

4.Issuance of Shares of Stock. As soon as practicable following the Performance Period (but in no event later than two and one-half months after the Vesting Date), the Company shall issue to the Grantee the number of shares of Stock based on the level of achievement of the applicable performance measures as contemplated pursuant to Paragraph 2 of this Agreement. On such date and the Grantee shall thereafter have all the rights of a shareholder of the Company with respect to such shares.

5.Incorporation of the LTIP. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the LTIP, which is a component plan of the 2012 Incentive Plan. Capitalized terms in this Agreement shall have the meaning specified in the LTIP, unless a different meaning is specified herein.

6.Tax Withholding. The Grantee shall, no later than the date as of which the Award first becomes vested or includable in the gross income of the Grantee, as applicable, for Federal income and employment tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. Unless otherwise elected by the Grantee and approved by the Committee, subject to the Company’s insider trading policy, as in effect from time to time, the Company’s minimum required tax withholding obligation shall be satisfied in full by the Company withholding from the vested Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

7.Section 409A of the Code. This Award is intended to be exempt from the requirements of Section 409A of the Code as a “short-term deferral” within the meaning of Section 409A of the Code and this Agreement shall be interpreted and construed consistent with that intent to the maximum extent permissible.

8.Data Privacy Consent. In order to administer the LTIP and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the LTIP and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

9.Miscellaneous.

(a)This Agreement and the LTIP (and the 2012 Incentive Plan of which the LTIP is a component plan) contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements or understandings with respect thereto.

(b)Notices hereunder shall be given to the Company at its principal place of business and shall be given to the Grantee at the address set forth below, or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

(c)This Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Company or any Subsidiary.

CAMDEN NATIONAL CORPORATION

By:
[TITLE]

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Grantee’s Signature
[GRANTEE’S NAME]